Zumiez Inc. Reports January 2014 Sales Results

Net Sales Decreased 24.3% to $38.1 Million; January 2014 Comparable Store Sales Decreased 7.6%

LYNNWOOD, WA -- (Marketwired - February 05, 2014) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended February 1, 2014 decreased 24.3% to $38.1 million, compared to $50.3 million for the five-week period ended February 2, 2013. The Company's comparable store sales decreased 7.6% for the four-week period ended February 1, 2014 compared to a comparable store sales increase of 2.6% for the five-week period ended February 2, 2013.

To hear the Zumiez prerecorded January sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading multi-channel specialty retailer of action sports related apparel, footwear, equipment and accessories, focusing on skateboarding, snowboarding, surfing, motocross and BMX for young men and women. As of February 1, 2014 we operated 551 stores including 511 in the United States, 28 in Canada, and 12 in Europe. We operate under the name Zumiez and Blue Tomato. Additionally, we operate ecommerce web sites at www.zumiez.com and www.blue-tomato.com.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200